Exhibit 10.1
TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into by and between and shall inure to the benefit of and be binding upon, Robb Alan LeMasters (“Executive”) and BWX Technologies, Inc., a Delaware corporation (the “Company”) (as used herein, the “Company” includes its parents and any subsidiaries, affiliates and related entities), effective as of May 12, 2025 (the “Effective Date”).
RECITALS:
A.Executive has been employed by the Company as Executive Vice President and Chief Financial Officer.
B.Executive’s active service with the Company in his current capacity as Executive Vice President and Chief Financial Officer will end on the Effective Date.
C.Executive’s employment with the Company will terminate on March 2, 2026 (the “Termination Date”).
D.From the Effective Date through and including the Termination Date (the “Transition Period”), Executive will be on salary continuation.
E.    The Company and Executive mutually desire to establish and agree upon the terms and conditions of Executive’s separation from service.
In consideration of the mutual promises and obligations set forth herein, Executive and the Company hereby agree as follows:
1.    Agreement Term. The term of this Agreement (the “Agreement Term”) shall be the period commencing on the Effective Date and ending on the Termination Date. The provisions of Paragraphs 7, 8, 9 and 10 shall survive the expiration of the Agreement Term.
2.     Transition. Executive hereby resigns from his current position as Executive Vice President and Chief Financial Officer of the Company and accepts the transitional role of Special Advisor to the CEO on the Effective Date.
3.    Duties and Responsibilities. During the Agreement Term, Executive shall be in the salary exempt role of Special Advisor to the CEO and shall have such other duties and responsibilities as assigned from time to time.
4.    Consideration.
(a)     In consideration for and subject to Executive (1) timely signing this Agreement, (2) not revoking this Agreement, (3) complying with the terms of this Agreement,

including the restrictive covenants in Paragraphs 8, 9 and 10 (the “Executive Covenants”), (4) timely signing the Reaffirmation Agreement attached as Exhibit A following the Termination Date, (5) not revoking such Reaffirmation Agreement, and (6) complying with the terms of such Reaffirmation Agreement, the Company will provide the following compensation and benefits to Executive:
(i)    The Company shall pay Executive the amount of Four Hundred Ninety-Four Thousand, Seven Hundred Ninety-Five Dollars and No Cents ($494,795.00), less applicable withholdings, as salary continuation (“Salary Continuation”), during the Transition Period. The Salary Continuation shall be paid in the following manner: standard semi-monthly payments of Twenty-Five Thousand Dollars and No Cents ($25,000), less applicable withholding and standard benefit deductions, in accordance with the Company’s regular payroll practices during the Transition Period, commencing the next payroll date after the Effective Date and continuing through the Termination Date. Further, during the Transition Period until the Termination Date, and except as described herein, Executive shall be eligible to participate in or receive benefits under any employee benefit plan generally made available by the Company to employees in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in such plans (“Benefits Continuation”). Salary Continuation and Benefits Continuation are in consideration of Executive’s executing and not rescinding the Agreement and are in lieu of any severance or other cash benefit to which Executive may otherwise be entitled under the BWXT Executive Severance Plan, the BWXT Employee Severance Plan or other applicable plan and will be afforded to Executive after execution of the Agreement and expiration of the revocation period herein.
(ii)     Executive shall be entitled to receive an additional lump sum severance payment in the amount of One Hundred Five Thousand, Two Hundred Five Dollars and No Cents ($105,205.00), less applicable deductions, and an additional cash payment in an amount equal to the applicable monthly Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium for nine (9) months of continuation coverage of the medical, dental and/or vision coverage in effect for Executive and Executive’s covered dependents as of the Termination Date, if any, less applicable deductions, currently valued in the amount of Twenty Thousand, One Hundred Seventeen Dollars and No Cents ($20,117.00) (the “Additional Severance Payment”) provided Executive has not been terminated by the Company for Cause (as defined herein) during the Transition Period. Such payment is in consideration of Executive’s executing and not rescinding the Reaffirmation Agreement, attached hereto as Exhibit A, and is in lieu of any severance or other cash benefit to which Executive may otherwise be entitled under the BWXT Executive Severance Plan, the BWXT Employee Severance Plan, or other applicable plan. Payment of the Additional Severance Payment, less applicable withholdings, will be paid to Executive as soon as administratively practicable after execution of Exhibit A and expiration of the revocation period therein, but not later than 30 days following the expiration of the revocation period.
(iii)    Executive shall be entitled to receive twelve (12) months of Outplacement Services at the Platinum Plan Level, valued at Seventeen Thousand Dollars and No Cents ($17,000.00) provided Employee is employed by the Company through the Termination Date. Outplacement Services are in consideration of Employee’s executing and not revoking the Reaffirmation Agreement attached hereto as Exhibit A. Further, Outplacement Services will be made available to Employee as soon as administratively practicable after execution of Exhibit A and expiration of the revocation period therein, but not later than 30 days following the expiration of the revocation period.
(iv)    Executive will be entitled to financial counseling benefits via Ayco through March 2, 2027, and any imputed income tax will be withheld from the Additional Severance Payment in accordance with the terms of the applicable Company program.
(v)    If prior to the Termination Date, the Company terminates Executive’s employment in good faith for Cause (as defined herein) after providing fifteen (15) days’ written notice and opportunity to cure such Cause (“Early Termination Date”), then the Additional Severance Payment shall be immediately forfeited. For purposes of this Agreement, "Cause” shall be defined as (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) intentional and willful misconduct that may subject the Company to criminal or civil liability; (c) willful disregard of Company policies and procedures; (d) material breach of this Agreement; and (e) insubordination or deliberate refusal to follow Company directives. For avoidance of doubt, Executive’s acceptance of other employment or consulting opportunities during the Transition Period (so long as such activities comply with Executive’s obligations to the Company under Paragraphs 8, 9 and 10) shall not constitute Cause and are permissible under this Agreement. Upon Executive’s receipt of Salary Continuation and Benefit Continuation and payment of the Additional Severance Payment, the Company shall have no further obligation, other than as set forth in Paragraphs 6 and 14(b), to Executive with respect to the subject matter under this Agreement. This Agreement shall terminate upon the Termination Date with the exception of the continuing obligations outlined in Paragraphs 7, 8, 9 and 10 and the Reaffirmation Agreement attached hereto as Exhibit A.
5.     Entitlements. Executive will be entitled to receive the benefits specified in this Paragraph 5 in the manner and at the times specified herein.

(a)     Executive will be entitled to receive any unpaid wages through the Termination Date.
(b)    Executive and his qualified beneficiaries will continue to be covered by the Company’s health, welfare and retirement benefit plans until the last day of the month in which the Termination Date occurs, and thereafter will be entitled to an extension of the “Maximum Required Period” of COBRA Continuation Coverage for group health care coverage for Executive and his Qualified Beneficiaries from 18 months to 24 months following the Termination Date.
(c)    Executive agrees that as of the Effective Date, he is not and will not be entitled to any severance or other payments or benefits under the BWXT Executive Severance Plan, the BWXT Employee Severance Plan or other applicable severance plans.
6.     Equity Awards. Executive previously received certain equity awards (the “Awards”) under the BWX Technologies, Inc. 2020 Omnibus Incentive Plan, dated May 1, 2020. The Awards shall continue to vest through the Termination Date (unless Executive is terminated for Cause, then the Early Termination Date) and thereafter shall be treated in accordance with the terms and conditions of their respective award agreements. Executive will not be entitled to any additional equity awards for calendar years 2025 and 2026 as an employee of the Company. Executive will continue to be subject to the Company’s Stock Ownership Guidelines until the Termination Date.
7.     Release of Claims.
(a)     In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the “Releasees,” as defined in Paragraph 7(b) below, from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with the Company, its predecessors, successors and assigns and past, present and future Affiliates (as defined in Paragraph 7 below), subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees (together, the “Released Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in his capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification in respect of the period prior to the Termination Date), (iii) arising from any breach or failure to perform this Agreement, (iv) that cannot be waived by law, or (v) involving any vested rights Executive may have under a company sponsored employee benefit plan or equity plan.
(b)     The parties intend this release to cover any and all Executive Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees including from all claims, demands, damages, sums of money, wages, employee or other benefits, causes of action, attorney’s fees, suits at law or in equity of whatever kind or nature, whether known or unknown or previously asserted or not, including, but not limited to, any claim or proceeding under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, or any claims arising from violations of the Sarbanes Oxley Act of 2002, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any personal gain with respect to any claim under a private attorney’s general act or the qui tam provisions of the False Claims Act, or from violation of any other federal, state or local civil rights law or any other statute, constitutional provision, executive order, law or ordinance or pursuant to common law, including any tort, contract or other claims, any claims relating to any aspect of Executive’s employment with or termination of employment by the Company, or otherwise arising out of any relationship between the Company and Executive, and any claims arising as a result of any matter or thing done, omitted or suffered to be done prior to and including the date upon which Executive signs below. Executive agrees that it is his intent that this release shall discharge the Company and others noted above to the maximum extent permitted by law. Executive understands and agrees that the Company’s offer of, or his agreement to the above, is not to be construed as an admission of liability by any of the released parties and the Company specifically denies any liability to Executive or to anyone else. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Company Releasees’ real or alleged waivable legal obligations to Executive with the specific exceptions noted above. The term “Releasees” means the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.

(c)     The release set forth in this Paragraph 7 includes a release of any claims Executive may have under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et. seq., against Releasees that may have existed on or before the date Executive signed this Agreement. The ADEA is a federal statute that prohibits discrimination on the basis of age. By signing this Agreement, Executive understands that he is waiving any and all claims under the ADEA that he may have against the Releasees that existed on or before the date he signed this Agreement. Executive understands that any claims under the ADEA that may arise after he signs this Agreement are not waived. Executive further agrees and acknowledges: (i) that his waiver of rights under this Agreement is knowing and voluntary; (ii) that he understands the terms of this Agreement; and (iii) that the sum of money and/or other items of value provided to him pursuant to the terms of this Agreement exceeds that to which he otherwise would have been entitled and that the actual payment is in exchange for his release of the claims referenced herein, including any claims under the federal Age Discrimination in Employment Act. Executive is advised to consult with legal counsel in connection with his review of this Agreement.
(d)     Executive understands and agrees that nothing in this Agreement shall be construed to limit Executive’s ability to report (by way of filing a charge or complaint, or otherwise) possible violations of law or regulation, or make other legally-protected disclosures under applicable whistleblower laws or regulations (including pursuant to Section 21 F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), without notice to or consent from the Company, to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to such Government Agencies, without notice to the Company. However, to the extent permitted by law, Executive agrees that Executive waives the right to receive and will not accept any future monetary recovery directly from the Company or the Releasees, including payments that result from any complaints or charges that Executive files with any Government Agency (including the EEOC) or that are filed on Executive’s behalf, but Executive understands that this Agreement does not impact Executive’s ability to receive and retain an award from a government-administered whistleblower award program for providing information (including an award from the SEC pursuant to Section 21F of the Exchange Act and the regulations thereunder). Executive acknowledges and agrees that Executive has not filed, assigned to others the right to file, reported, or provided information to a Government Agency, nor are there pending, any complaints, charges, or lawsuits by or on Executive’s behalf against the Company or any Releasee with any Government Agency or any court, except for any filings, reports or information Executive may have made or provided pursuant to Section 21F of the Exchange Act or other applicable whistleblower laws or regulations.
(e)     In accordance with Paragraph 7(d) above, Executive represents and warrants that as of the date of his execution of this Agreement he has no knowledge of any unlawful activity by himself, the Company, the Releasees, the Affiliates or the Ventures (as defined below).
8.     Confidentiality and Non-Disclosure. Executive acknowledges that the Company and/or its Affiliates or Ventures have previously provided him with Confidential Information and will provide him with Confidential Information up to the Termination Date, and that the unauthorized disclosure of such Confidential Information will result in irreparable harm to the Company and/or its Affiliates or Ventures. Executive further acknowledges that the preservation and protection of Confidential Information is an essential part of his employment with the Company and that he has a duty of fidelity and trust to the Company, its Affiliates and/or Ventures in handling Confidential Information. Executive shall not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information. For purposes of this Agreement, the term “Affiliate” means an affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, the term “Venture” means an entity in which the Company or an Affiliate has a management or voting interest, and the term “Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or Ventures, or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates or Ventures, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or Ventures is engaged, except such information, data or knowledge that (a) becomes generally available to the public other than as a result of a violation of the terms of this Agreement, (b) is authorized by notice in writing from the Company for release by Executive, or (c) is required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). However, nothing in this paragraph 8 prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. With the exception of information that is protected from disclosure by any applicable law or privilege, nothing in the Agreement prohibits or limits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, among others, the Securities and Exchange Commission in connection with any reporting of, investigation into or proceeding regarding suspected violations of law. Executive understands that he does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.
9.     Undertakings by Executive.
(a)     Executive agrees that on the Effective Date, he will immediately deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property, in whatever medium stored (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive, and any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other property of the Company, or any Affiliate or Venture.
(b)     Executive acknowledges that any professional subscriptions or memberships that expire subsequent to the Effective Date will neither be reimbursable by nor eligible to expense to the Company. Likewise travel, unless requested by the Chief Executive Officer, whether for work-related purposes, conferences, seminars, or similar events, will not be expensed to the Company.
10.     Non-Solicitation and Non-Competition.
(a)     In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that during the Transition Period and for the 12-month period following the Termination Date he shall not, without the prior written consent of the Company, directly or indirectly, (i) induce, entice or solicit (or attempt to induce, entice or solicit) any person who is an employee of the Company or any of its Affiliates or Ventures to leave the employment of the Company or any of its Affiliates or Ventures, (ii) solicit or attempt to solicit the business of any acquisition prospect of the Company or any of its Affiliates or Ventures with whom Executive had any actual contact during his last 12 months of employment with the Company or any of its Affiliates, or (iii) hire, engage, employ or assist any third party in hiring, engaging or employing any person who is at such time (or was at any time within six (6) months prior to the date of such employment or engagement) employed or engaged by the Company or any of its Affiliates or Ventures as an employee, agent, representative, consultant or independent contractor to perform any work or render any service similar or related to that provided by such person to the Company or any of its Affiliates or Ventures. The provisions of this Paragraph 10(a) shall not prohibit Executive from speaking with any persons, or hiring any persons, who respond to general advertisements or who contact a business with which Executive is affiliated or employed through an independent recruiting firm that has not been directed to solicit interest from any person who is an employee of the Company, any of its Affiliates or Ventures.
(b)     In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that during the Transition Period and for the 12-month period following the Effective Date, he shall not, without the prior written consent of the Company (which consent may not be unreasonably withheld), acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company, an Affiliate or Venture or accept employment with or render services to such business in a role in which Executive would perform the same or substantially similar activities or services as those performed by him for the Company during the last year of his active employment. However, nothing in the foregoing covenant prevents Executive from working for a business that is not directly competitive with the Company and/or in a role that is not the same or substantially similar to the activities or services that he performed for the Company.
(c)    In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that during the Transition Period and for the 12-month period following the Termination Date he will not perform any act, engage in any conduct or course of action or make or publish any untrue or misleading statement which has or may reasonably have the effect of disparaging or demeaning the name or business reputation of the Company, the Releasees, an Affiliate or a Venture or which adversely affects or may reasonably be expected to adversely affect the best interests (economic or otherwise) of the Company, the Releasees, an Affiliate or a Venture. Notwithstanding the above, nothing herein prohibits Executive from communicating, without notice to or approval by the Company, with any Government Agency about a potential violation of federal law or regulation.

         (d)     The restrictions contained in Paragraph 10(b) above are geographically limited to areas or territories where the Company or an Affiliate or a Venture engages (or has definite plans to engage, which plans are known to the Executive) in operations or the marketing of its products or services on the Effective Date.
(e)     Executive acknowledges that he has received valuable consideration from the Company as provided in this Agreement for the restrictive covenants and undertakings set forth in Paragraphs 8, 9 and 10, that the consideration provided by the Company gives rise to an interest of the Company and its Affiliates and Ventures in restraining Executive from engaging in the conduct described in Paragraphs 8, 9 and 10 of this Agreement and that the restrictive covenants and undertakings are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that the restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the Company’s relationship with its customers, goodwill or other legitimate business interests of the Company and its Affiliates and Ventures, including, but not limited to, the Company’s and its Affiliates’ and Ventures’ need to protect their Confidential Information. The Company may notify, in good faith, any person or entity employing or contracting with Executive or evidencing an intention of employing or contracting with Executive of the existence and provisions of this Agreement.
11.     Enforcement of Covenants and Undertakings. In the event the Company determines in good faith that Executive has breached any term of Paragraphs 8, 9 and 10 of this Agreement and, if such breach can be cured, provides fifteen (15) days’ written notice and opportunity to cure such Cause and such breach has not been cured by Executive in such time period, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of competent jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate, or (c) posting any bond with respect thereto) against Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
12.     Repayment and Forfeiture. Executive agrees that in the event that he materially breaches any term of Paragraphs 8, 9 and 10 of this Agreement and, in the event such breach can be cured, such breach has not been cured by Executive within fifteen (15) days after receipt by the Executive of written notice thereof from the Company, in addition to any other remedies at law or in equity the Company may have available to it, (i) Executive shall repay to the Company any payments made under Paragraphs 4(a)(ii), 4(iii) and 4(iv) of this Agreement and (ii) any Awards that vested or may vest following the Effective Date pursuant to Paragraph 6 of this Agreement shall be forfeited and, if applicable, Executive shall repay the net, after tax proceeds thereof to the Company. Any repayment and/or forfeiture provisions in any of the Company’s underlying plan documents or other Company policies shall continue in full force and effect. For avoidance of doubt, in the event of Executive’s material breach, no equity awards that vested prior to the Effective Date may be subject to any forfeiture or repayment obligation under this Paragraph 12, except as provided in the provisions of the award agreements and the Company’s clawback policy. Executive hereby represents and warrants that he is not aware of any facts or circumstances that would trigger the repayment and/or forfeiture provisions in any such plan documents or Company policies. In the event that legal action is taken by the Executive or the Company to enforce this Agreement, the prevailing party shall be entitled to attorney’s fees. Executive further agrees that all payments and benefits under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank

Act”), will be subject to any other forfeiture or repayment required under the Dodd-Frank Act and regulations and rulings issued thereunder.
14.     Miscellaneous Provisions.
(a)    Executive hereby resigns from all other director and officer positions held with the Company and any other appointed or elected positions he may hold with the Company and its Affiliates and Ventures, effective on the Termination Date.
(b)    The Company agrees that during the Transition Period and for the 12-month period following the Termination Date it will not perform any act, engage in any conduct or course of action or make or publish any untrue or misleading statement which have or may reasonably have the effect of disparaging or demeaning the name or business reputation of the Executive or which adversely affects or may reasonably be expected to adversely affect the best interests (economic or otherwise) of the Executive. The Company’s obligations under this Paragraph 14(b) are limited to the Company’s executive officers and directors as of the Effective Date.
(c) Failure on the part of the Company or Executive at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.
(d)     The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.
(e)     The Company shall be entitled to withhold from amounts payable under this Agreement such Federal, state, local, foreign or excise taxes as shall be required or permitted to be withheld pursuant to applicable law or regulation. Executive acknowledges that other than the Company’s obligation to withhold applicable income and/or employment taxes he is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments and benefits provided under this Agreement. The Company encourages Executive to obtain independent legal advice with respect to the tax consequences of this Agreement.
(f)     This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and the applicable guidance and regulations issued thereunder (collectively, “Section 409A”). The parties agree that this Agreement shall be construed and interpreted in a manner consistent with such intent. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section

409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “retirement,” or like terms shall mean “separation from service.” No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Nothing contained in this Agreement shall constitute any representation or warranty by the Company or any of its Affiliates or any of its or their employees, agents or representatives, regarding compliance with Section 409A. Neither the Company nor any of its Affiliates has any obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person, and none of the Company or any of its Affiliates, or any of its or their employees, agents or representatives shall have any liability to Executive with respect thereto.
(g)     Captions contained in this Agreement are for reference purposes only, and are not intended by either party to describe, interpret, define, broaden or limit the scope, extent or intent of this Agreement or any of its provisions.
(h)     All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile or email to the facsimile number or email address given below, provided that a copy is also sent by a nationally recognized overnight delivery service, (c) the day after being sent by a nationally recognized overnight delivery service, or (d) three days after being mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
Mr. Robb A. LeMasters

If to the Company:
BWX Technologies, Inc.
800 Main Street, 4th Floor
Lynchburg, VA 24504
Attn: Chief Administrative Officer

Or to such other address as Executive or the Company may hereafter specify in a notice furnished in writing in accordance with this Paragraph 13(g).
(i)     Executive and the Company acknowledge that the employment of Executive may only be terminated for Cause (as defined herein) by the Company.
15.     Entire Agreement. Executive and the Company agree and acknowledge that this Agreement, together with Exhibits A and B attached hereto and incorporated herein by reference, contains and comprises the entire agreement and understanding between the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in this Agreement, provided that the Awards and applicable grant agreements will remain in full force and effect as amended by this Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Executive and a duly authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Executive, the Company, the Company’s successors, assigns, the Releasees, the Affiliates and the Ventures, each as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void.
16.     Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, but without giving effect to the principles of conflict of laws of such state. The parties agree that venue and jurisdiction for any litigation arising out of or related to this Agreement or regarding the validity of this Agreement shall lie with a court of competent jurisdiction in Lynchburg, Virginia.
17.     Timing and Consultation with Counsel. Executive has up to twenty-one (21) days from the date he receives this Agreement to consider the terms of this Agreement and decide whether he wishes to accept or reject this offer (the “Consideration Period”). Executive can accept this offer at any time during the Consideration Period by executing this Agreement and delivering it to Robert L. Duffy, Senior Vice President and Chief Administrative Officer at BWX Technologies, Inc., 800 Main Street, 4th Floor, Lynchburg, Virginia 24504, prior to 5:00 pm, Eastern Time, on June 2, 2025, the last day of the Consideration Period. If Executive decides to accept this offer by signing and returning the Agreement during the Consideration Period, he will have seven (7) calendar days following the date he signs to change his mind and revoke the Agreement (the “Revocation Period”). Any such revocation will not be effective until received in writing by the Company addressed to the General Counsel at BWX Technologies, Inc., 800 Main Street. 4th Floor, Lynchburg, Virginia 24504. The additional payments offered in connection with this Agreement under Paragraph 4(a)(ii) and (iii) will be paid or provided to

Executive no later than March 31, 2026, assuming Executive’s execution of the Reaffirmation Agreement attached hereto as Exhibit A and expiration of the revocation period thereto. No revision or modification of this Agreement, even if material, will extend or restart the Consideration Period or the Revocation Period herein.

[Signature page follows.]

I HAVE READ THE FOREGOING TRANSITION AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:     5/11/25                    By: /s/ Robb A. LeMasters
Robb A. LeMasters

BWX TECHNOLOGIES, INC.

Date:     5/11/25                    By: /s/ Robert L. Duffy
                              Robert L. Duffy
Senior Vice President &
                             Chief Administrative Officer

EXHIBIT A
Reaffirmation Agreement
(to be signed and delivered on Termination Date)
This Reaffirmation Agreement (the “Reaffirmation Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, Robb Alan LeMasters (“Executive”) and BWX Technologies, Inc., a Delaware corporation (the “Company”) (as used herein, the “Company” includes its parents and any subsidiaries, affiliates and related entities).
RECITALS:
1.     Reference is made to the Transition Agreement, dated May 12, 2025 (the “Transition Agreement”), by and between the Company and Executive, to which this Reaffirmation Agreement was made Exhibit A thereto.
2.     Execution and delivery of this Reaffirmation Agreement by Executive is a condition to Executive’s right to receive certain benefits under the Transition Agreement and Executive understands and agrees that he would not receive the consideration set forth in Paragraph 4(a)(ii) and (iii) of the Transition Agreement, except for his execution of this Reaffirmation Agreement and the fulfillment of the promises contained herein.
3.     Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Transition Agreement.
In consideration of the mutual promises and obligations set forth herein and in the Transition Agreement, Executive and the Company hereby agree as follows:
(a)     In consideration of the benefits provided by the Transition Agreement, the adequacy of which is hereby expressly acknowledged, Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the Releasees (as defined below) from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees (together, the “Released

Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Reaffirmation Agreement is executed, (ii) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in his capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification in respect of the period prior to the Termination Date), (iii) arising from any breach or failure to perform the Transition Agreement, (iv) that cannot be waived by law, or (v) involving any vested rights Executive may have under a company sponsored employee benefit plan or equity plan. The term “Releasees” means the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.
(b)     The parties intend this release to cover any and all Executive Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees including from all claims, demands, damages, sums of money, wages, employee or other benefits, causes of action, attorney’s fees, suits at law or in equity of whatever kind or nature, whether known or unknown or previously asserted or not, including, but not limited to, any claim or proceeding under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, or any claims arising from violations of the Sarbanes Oxley Act of 2002, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any personal gain with respect to any claim under a private attorney’s general act or the qui tam provisions of the False Claims Act, or from violation of any other federal, state or local civil rights law or any other statute, constitutional provision, executive order, law or ordinance or pursuant to common law, including any tort, contract or other claims, any claims relating to any aspect of Executive’s employment with or termination of employment from the Company, or otherwise arising out of any relationship between the Company and Executive, and any claims arising as a result of any matter or thing done, omitted or suffered to be done prior to and including the date upon which Executive signs below. Executive agrees that it is his intent that this release shall discharge the Company and others noted above to the maximum extent permitted by law. Executive understands and agrees that the Company’s offer of, or his agreement to the above, is not to be construed as an admission of liability by any of the released parties and the Company specifically denies any liability to Executive or to anyone else. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Company Releasees’ real or alleged waivable legal obligations to Executive with the specific exceptions noted above. The term “Releasees” means the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.
(c)     The release set forth in this Reaffirmation Agreement includes a release of any claims Executive may have under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et. seq., against Releasees that may have existed on or before the date Executive signed this Reaffirmation Agreement. The ADEA is a federal statute that prohibits discrimination on the basis of age. By signing this Agreement, Executive understands that he is waiving any and all claims under the ADEA that he may have against the Releasees that existed on or before the date he signed this Reaffirmation Agreement. Executive understands that any claims under the ADEA that may arise after he signs this Reaffirmation Agreement are not waived. Executive further agrees and acknowledges: (i) that his waiver of rights under this Reaffirmation Agreement is knowing and voluntary; (ii) that he understands the terms of this Reaffirmation Agreement; and (iii) that the sum of money and/or other items of value provided to him pursuant to the terms of the Transition Agreement and this Reaffirmation Agreement exceeds that to which he otherwise would have been entitled and that the actual payment is in exchange for his release of the claims referenced herein, including any claims under the federal Age Discrimination in Employment Act. Executive is advised to consult with legal counsel in connection with his review of this Reaffirmation Agreement.
(d)     Executive understands and agrees that nothing in this Reaffirmation Agreement shall be construed to limit Executive’s ability to report (by way of filing a charge or complaint, or otherwise) possible violations of law or regulation, or make other legally-protected disclosures under applicable whistleblower laws or regulations (including pursuant to Section 21 F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), without notice to or consent from the Company, to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Reaffirmation Agreement does not limit Executive’s ability to participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to such Government Agencies, without notice to the Company. However, to the extent permitted by law, Executive agrees that

Executive waives the right to receive and will not accept any future monetary recovery directly from the Company or the Releasees, including payments that result from any complaints or charges that Executive files with any Government Agency (including the EEOC) or that are filed on Executive’s behalf, but Executive understands that this Reaffirmation Agreement does not impact Executive’s ability to receive and retain an award from a government-administered whistleblower award program for providing information (including an award from the SEC pursuant to Section 21F of the Exchange Act and the regulations thereunder). Executive acknowledges and agrees that Executive has not filed, assigned to others the right to file, reported, or provided information to a Government Agency, nor are there pending, any complaints, charges, or lawsuits by or on Executive’s behalf against the Company or any Releasee with any Government Agency or any court, except for any filings, reports or information Executive may have made or provided pursuant to Section 21F of the Exchange Act or other applicable whistleblower laws or regulations.
(e)     Executive acknowledges that he had at least twenty-one (21) calendar days from the date this Reaffirmation Agreement was first presented to him to consider this Reaffirmation Agreement. By signing this Reaffirmation Agreement, Executive agrees that the Company advised him in writing to consult with an attorney. Executive has seven (7) calendar days following the date upon which he executes this Reaffirmation Agreement within which to revoke this Reaffirmation Agreement (“Revocation Period”) by delivering a written notice of his revocation to the attention of the General Counsel at BWX Technologies, Inc., 800 Main Street, 4th Floor, Lynchburg, VA 24504, prior to the end of the Revocation Period. This Reaffirmation Agreement does not become effective or enforceable until the Revocation Period has expired.
(f)     In accordance with paragraph (d) above, Executive represents and warrants that as of the date of his execution of this Reaffirmation Agreement he has no knowledge of any unlawful activity by himself, the Company, the Releasees, the Affiliates or the Ventures.
(g)     Executive and the Company agree and acknowledge that this Reaffirmation Agreement together with the Transition Agreement and exhibits contains and comprises the entire agreement and understanding between the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in this Reaffirmation Agreement and the Transition Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Executive and a duly authorized agent of the Company. The parties further agree that this Reaffirmation Agreement together with the Transition Agreement shall be binding on and inure to the benefit of Executive, the Company, the Company’s successors, assigns, the Releasees, the Affiliates and the Ventures, each as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void.
(h)     The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, but without giving effect to the principles of conflict of laws of such state. The parties agree that venue and jurisdiction for any litigation arising out of or related to this Agreement or regarding the validity of this Agreement shall lie with a court of competent jurisdiction in Lynchburg, Virginia.
(i)     Failure on the part of the Company or Executive at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.
(j)     The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.

[Signature page follows.]

I HAVE READ THE FOREGOING REAFFIRMATION AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:                             By:
Robb A. LeMasters

BWX TECHNOLOGIES, INC.

Date:                             By:
                              [Name]
                             [Title]

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